EXHIBIT 10.2

CERIDIAN CORPORATION

2004 LONG-TERM STOCK INCENTIVE PLAN

Non-Qualified Stock Option Agreement

(U.S. Employee: Time Based Stock Option)

THIS AGREEMENT is entered into and effective as of [GRANT DATE] (the “Date of Grant”), by and between Ceridian Corporation, a Delaware corporation (the “Company”), and [NAME] (the “Optionee”).  Any capitalized term used in this Agreement which is defined in the Plan shall have the meaning as set forth in the Plan, unless otherwise defined herein.

A.                                   The Company has adopted the Ceridian Corporation 2004 Long-Term Stock Incentive Plan (as may be amended or supplemented, the “Plan”) authorizing the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Committee”), to grant stock options to employees of the Company and its Subsidiaries (as defined in Section 9 of the Agreement).

B.                                     The Company desires to give the Optionee an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Optionee an option to purchase shares of common stock of the Company pursuant to the Plan.

Accordingly, the parties agree as follows:

1.                                       Grant of Option.

The Company hereby grants to the Optionee the right, privilege and option (the “Option”) to purchase [NUMBER OF SHARES] shares (the “Option Shares”) of the Company’s common stock, $0.01 par value (the “Common Stock”), according to the terms and subject to the conditions hereinafter set forth and as set forth in the Plan.  The Option granted hereunder shall not be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.                                       Option Exercise Price.

The per share price to be paid by Optionee in the event of an exercise of the Option will be $[STRIKE PRICE] (“Option Exercise Price”).

3.                                       Duration of Option and Time of Exercise.

3.1                                 Initial Period of Exercisability.  Except as provided in Sections 3.2 and 3.3 hereof, the Option shall become exercisable with respect to one-third of the Option Shares on each of the first, second and third anniversaries of the Date of Grant.  The foregoing rights to exercise the Option will be cumulative with respect to the Option Shares becoming exercisable on each such date, but in no event will the Option be exercisable after, and the Option will become void and expire as to all unexercised Option Shares at, 5:00 p.m. (Minneapolis, Minnesota USA time) on fifth anniversary of the Date of Grant (the “Time of Option Termination”).

3.2                                 Termination of Employment.

(a)                                  Termination Due to Death or Disability.  In the event the Optionee’s employment with the Company and all Subsidiaries is terminated by reason of death or Disability (as such term is defined in Section 9 of this Agreement), the Option will become immediately exercisable in full and remain exercisable until the Time of Option Termination.

(b)                                 Termination Due to Retirement.  In the event the Optionee’s employment with the Company and all Subsidiaries is terminated by reason of Retirement (as such term is defined in Section 9 of this Agreement) prior to a Change of Control (as such term is defined in Section 9 of this Agreement), the Option will continue to become exercisable until the Option is exercisable in full pursuant to the terms of Section 3.1 of this Agreement as if the Optionee had not terminated employment.

(c)                                  Termination for Reasons Other Than Death, Disability or Retirement.  In the event that the Optionee’s employment with the Company and all Subsidiaries is terminated for any reason other than death, Disability or Retirement, or the Optionee is in the employ of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Optionee continues in the employ of the Company or another Subsidiary), all rights of the Optionee under the Plan and this Agreement will immediately terminate without notice of any kind, and the Option will no longer be exercisable; provided, however, that, if such termination is due to any reason other than termination by the Company or any Subsidiary for Cause (as defined in Section 9 of this Agreement) prior to a Change of Control, the Option will remain exercisable to the extent exercisable as of such termination for a period of three months after such termination (but in no event after the Time of Option Termination).

3.3                                 Impact of Change of Control.  If a Change of Control occurs, the Option will become immediately exercisable in full and will, notwithstanding the provisions of Section 3.2 hereof, remain exercisable until the Time of Option Termination, regardless of whether the Optionee remains in the employ of the Company or any Subsidiary.   In addition, if a Change of Control occurs, the Committee, in its sole discretion and without the consent of the Optionee, may determine that the Optionee will receive, with respect to some or all of the Option (and in satisfaction of the applicable portion of the Option), as of the effective date of any such Change of Control, cash in an amount equal to the excess of the Fair Market Value of the applicable Option Shares immediately prior to the effective date of such Change of Control over the Option Exercise Price per share of the Option.

4.                                       Manner of Option Exercise.

4.1                                 Notice.  This Option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained in the Plan and in this Agreement, by delivery, in person, by facsimile or electronic transmission or through the mail, to the Company at its principal executive office in Minneapolis, Minnesota USA (Attention:  Corporate Treasury), of a written notice of exercise.  Such notice must be in a form satisfactory to the Committee, must identify the Option, must specify the number of Option Shares with respect to which the Option is being exercised, and must be signed by the person or persons so exercising the Option.  Such notice must be accompanied by payment in full of the total exercise price and any applicable taxes for the Option Shares to be purchased.  In the event that the Option is being exercised, as provided by the Plan and Section 5.3 of this Agreement, by any person or persons other than the Optionee, the notice must be accompanied by appropriate proof of right of such person or persons to exercise the Option.  If the Optionee retains the Option Shares purchased, as soon as practicable after the effective exercise of the Option, the Optionee will be recorded on the stock transfer books of the Company as the owner of the Option Shares purchased, and the Company will deliver to the Optionee one or more duly issued stock certificates evidencing such ownership.

4.2                                 Payment.  At the time of exercise of the Option, the Optionee must pay the total exercise price of the Option Shares to be purchased entirely in cash (including a check, bank draft or money order, payable to the order of the Company); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payment to be made, in whole or in part, by tender of a Broker Exercise Notice or Previously Acquired Shares (as such terms are defined in Section 9 of this Agreement), or by a combination of such methods.  In the event the Optionee is permitted to pay the total purchase price of the Option in whole or in part with Previously Acquired Shares, the value of such shares will be equal to their Fair Market Value on the date of exercise of the Option.  The delivery of any shares already owned by the Optionee may be made through delivery of a written attestation of ownership if permitted by the Committee.

5.                                       Rights and Restrictions of Optionee; Transferability.

5.1                                 Employment.  Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment of the Optionee at any time, nor confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary at any particular position or rate of pay or for any particular period of time.

5.2                                 Rights as a Stockholder.  The Optionee will have no rights as a stockholder unless and until all conditions to the effective exercise of the Option (including, without limitation, the conditions set forth in Sections 4 and 6 of this Agreement) have been satisfied and the Optionee has become the holder of record of such shares.  No adjustment will be made for dividends or distributions with respect to the Option Shares as to which there is a record date preceding the date the Optionee becomes the holder of record of such Option Shares, except as may otherwise be provided in the Plan or determined by the Committee in its sole discretion.

5.3                                 Restrictions on Transfer.  Except as otherwise provided by the Committee, neither the Option nor any rights under the Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution.  The Committee may establish procedures as it deems appropriate for the Optionee to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Optionee and receive any property distributable with respect to the Option in the event of the Optionee’s death.  The Option shall be exercisable during the Optionee’s lifetime only by the Optionee or, if permissible under applicable law, by the Optionee’s guardian or legal representative.  Neither the Option nor any right under any the Option may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

5.4                                 Restrictions Regarding Employment.

(a)                                  The Optionee agrees that he or she will not take any Adverse Actions (as defined below) against the Company or any Subsidiary at any time during the period that the Option is or may yet become exercisable in whole or in part or at any time before one year following the Optionee’s termination of employment with the Company or any Subsidiary, whichever is later (the “Restricted Period”).  The Optionee acknowledges that damages which may arise from a breach of this Section 5.4 may be impossible to ascertain or prove with certainty.  Notwithstanding anything in this Agreement or the Plan to the contrary, in the event that the Company determines in its sole discretion that the Optionee has taken Adverse Actions against the Company or any Subsidiary at any time during the Restricted Period, in addition to other legal remedies which may be available, (i) the Company will be entitled to an immediate injunction from a court of competent jurisdiction to end such Adverse Action, without further proof of damage, (ii) the Committee will have the authority in its sole discretion to terminate immediately all rights of the Optionee under the Plan and this Agreement without notice of any kind, and (iii) the Committee will have the authority in its sole discretion to rescind the exercise of all or any portion of the Option to the extent that such exercise occurred within six months prior to the date the Optionee first commences any such Adverse Actions and require the Optionee to disgorge any profits (however defined by the Committee) realized by the Optionee relating to such exercised portion of the Option or any Option Shares issued or issuable upon such exercise.  Such disgorged profits paid to the Company must be made in cash (including check, bank draft or money order) or, with the Committee’s consent, shares of Common Stock with a Fair Market Value on the date of payment equal to the amount of such payment.  The Company will be entitled to withhold and deduct from future wages of the Optionee (or from other amounts that may be due and owing to the Optionee from the Company or a Subsidiary) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligation.

(b)                                 For purposes of this Agreement, an “Adverse Action” will mean any of the following:  (i) failing to adhere to the Company’s Code of Conduct; (ii) engaging in any commercial activity in competition with the business conducted by the Company or any Subsidiary as conducted during the Restricted Period; (iii) diverting or attempting to divert from the Company or any Subsidiary any business of any kind, including, without limitation, interference with any business relationships with suppliers, customers, licensees, licensors, clients or contractors; (iv) participating in the ownership, operation or control of, being employed by, or connected in any manner with any person or entity which solicits, offers or provides any services or products similar to those which the Company or any Subsidiary offers to its customers or prospective customers; (v) making, or causing or attempting to cause any other person or entity to make, any statement, either written or oral, or conveying any information about the Company or any Subsidiary that is disparaging or that in any way reflects negatively on the Company or any Subsidiary; or (vi) engaging in any other activity that is hostile, contrary or harmful to the interests of the Company or any Subsidiary, including, without limitation, influencing or advising any person who is employed by or in the service of the Company or any Subsidiary to leave such employment or service to compete with the Company or any Subsidiary or to enter into the employment or service of any actual or prospective competitor of the Company or any Subsidiary, influencing or advising any competitor of the Company or any Subsidiary to employ to otherwise engage the services of any person who is employed by or in the service of the Company or any Subsidiary, or improperly disclosing or otherwise misusing any trade secrets or confidential information regarding the Company or any Subsidiary.

(c)                                  Should any provision of this Section 5.4 of the Agreement be held invalid or illegal, such illegality shall not invalidate the whole of this Section 5.4 of the Agreement, but, rather, the Agreement shall be construed as if it did not contain the illegal part or narrowed to permit its enforcement, and the rights and obligations of the parties shall be construed and enforced accordingly.  In furtherance of and not in limitation of the foregoing, the Optionee expressly agrees that should the duration of or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered.  The Optionee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.  This Section 5.4 of the Agreement does not replace and is in addition to any other agreements the Optionee may have with the Company or any of its Subsidiaries on the matters addressed herein.  This Section 5.4 shall not apply to any termination that occurs on or following a Change of Control.

6.                                       Securities Law and Other Restrictions.

Notwithstanding any other provision of the Plan or this Agreement, the Company will not be required to issue, and the Optionee may not sell, assign, transfer or otherwise dispose of, any Option Shares, unless (a) there is in effect with respect to the Option Shares a registration statement under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, (b) the Option Shares have been admitted for trading on the New York Stock Exchange or any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company, and (c) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable.  The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Option Shares, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

7.                                       Withholding Taxes.

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of the Optionee, are withheld or collected from the Optionee.  In order to assist the Optionee in paying all or a portion of the applicable taxes to be withheld or collected upon exercise of the Option, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Optionee to satisfy such tax obligation by using Previously Acquired Shares with a Fair Market Value equal to the amount of such taxes.  If permitted by the Committee, the Optionee must elect to use Previously Acquired Shares on or before the date that the amount of tax to be withheld is determined.

8.                                       Adjustments.

In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company or other similar corporate transaction or event affects the Common Stock such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Common Stock (or other securities or other property) subject to the Option and (ii) the Option Exercise Price.

9.                                       Certain Definitions.

For purposes of this Agreement, the following additional definitions will apply:

(a)                                  “Broker Exercise Notice” means a written notice pursuant to which Optionee, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares or loan a sufficient amount of money to pay all or a portion of the exercise price of the Option and/or any related withholding tax obligations and remit such sums to the Company and directs the Company to deliver stock certificates to be issued upon such exercise directly to such broker or dealer.

(b)                                 “Cause”  will have the meaning set forth in any employment or other agreement or policy applicable to the Optionee or, if no such agreement or policy exists, will mean (i) failure to adhere to the Company’s Code of Conduct, (ii) dishonesty, fraud, misrepresentation, theft, embezzlement or injury or attempted injury, in each case related to the Company or any Subsidiary, (iii) any unlawful or criminal activity of a serious nature, (iv) any breach of duty, habitual neglect of duty or unreasonable job performance, or (v) any material breach of any employment, service, confidentiality or noncompete agreement entered into with the Company or any Subsidiary.

(c)                                  “Change of Control” shall mean the first of the following events to occur:

(i)             there is consummated a merger or consolidation to which the Company  or any direct or indirect subsidiary of the Company  is a party if the merger or consolidation would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) less than 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

(ii)          the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate of securities of the Company representing 20% or more of the total combined voting power of the Company’s then issued and outstanding securities is acquired by any person or entity or group of associated persons or entities acting in concert; provided, however, that for purposes hereof, the following acquisitions shall not constitute a Change of Control: (1) any acquisition by the Company or any of its subsidiaries, (2) any acquisition directly from the Company or any of its subsidiaries, (3) any acquisition by any employee benefit plan (or related trust or fiduciary) sponsored or maintained by the Company or any corporation controlled by the Company, (4) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities, (5) any acquisition by a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, (6) any acquisition in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, the individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the voting securities of the Company beneficially owned by it on such date, and (7) any acquisition in connection with a merger or consolidation which, pursuant to paragraph (c)(i) above, does not constitute a Change of Control; or

(iii)       there is consummated a transaction contemplated by an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or

(iv)      the stockholders of the Company approve any plan or proposal for the liquidation of the Company; or

(v)         a change in the composition of the Board such that the “Continuity Directors” cease for any reason to constitute at least a majority of the Board.  For purposes of this clause, “Continuity Directors” means those members of the Board who either (i) were directors on January 29, 2002, or (ii) were elected by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing Board (other than a director whose initial assumption of office was in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company); or

(vi)      such other event or transaction as the Board shall determine constitutes a Change of Control.

(d)                                 “Disability” means the disability of the Optionee such as would entitle the Optionee to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering the Optionee or, if no such plan exists or is applicable to the Optionee, the permanent and total disability of the Optionee within the meaning of Section 22(e)(3) of the Code.

(e)                                  “Previously Acquired Shares” means shares of Common Stock that are already owned by the Optionee or that are to be issued upon the exercise of the Option.

(f)                                    “Retirement” means the termination (other than for Cause or by reason of death or Disability) of the Optionee’s employment or other service on or after the date on which the Optionee had attained the age of 55 and had completed 10 years of continuous service to the Company or any Subsidiary (such period of service to be determined in accordance with the service policy or practices of the Company or Subsidiary for which the Optionee was employed).

(g)                                 “Subsidiary” means (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company or (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

10.                                 Subject to Plan.

The Option and the Option Shares granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of, the Plan.  The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Optionee, by execution of this Agreement, acknowledges having received a copy of the Plan.  The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan.  In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.

11.                                 Miscellaneous.

11.1                           Binding Effect.  This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

11.2                           Governing Law.  The validity, construction, interpretation, administration and effect of this Agreement will be governed by and construed exclusively in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.

11.3                           Entire Agreement.  This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of the Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of the Option and the administration of the Plan.

11.4                           Amendment and Waiver.  Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.

[The Remainder of This Page Left Intentionally Blank]

In Witness Whereof, you and Ceridian Corporation have executed this Agreement as of the Date of Grant.

CERIDIAN CORPORATION	OPTIONEE

By
[NAME]
Its
Mailing Address:

Employee Number

Version:  2/17/2006